Exhibit 4.1

Execution Version

BILL BARRETT CORPORATION,

As Company

AND

CIRCLE B LAND COMPANY LLC

And

AURORA GATHERING LLC,

As Guarantors

7.00% SENIOR NOTES DUE 2022

SUPPLEMENTAL INDENTURE

Dated as of December 13, 2017

To

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 12, 2012

DEUTSCHE BANK TRUST COMPANY AMERICAS,

As Trustee

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 13, 2017, is among Bill Barrett Corporation, a Delaware corporation (the “Company”), Circle B Land Company LLC, a Colorado limited liability company (“Circle B”), and Aurora Gathering, LLC, a Texas limited liability company (“Aurora” and, together with Circle B, the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used in this Supplemental Indenture and not otherwise defined in this Supplemental Indenture have the meanings assigned thereto in the Base Indenture and the Fourth Supplemental Indenture, each as defined below.

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of July 8, 2009 (the “Base Indenture”), providing for the issuance of Securities comprised of unsecured debentures, notes or other evidences of indebtedness from time to time on terms to be determined by the Company and the Guarantors; and

WHEREAS, pursuant to Section 901 of the Base Indenture, the Company entered into a Fourth Supplemental Indenture dated as of March 12, 2012 (the “Fourth Supplemental Indenture”) providing for the issuance of $400,000,000 aggregate principal amount of 7.00% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 8.02 of the Fourth Supplemental Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Fourth Supplemental Indenture (other than certain provisions enumerated in Section 8.02 of the Fourth Supplemental Indenture) with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes);

WHEREAS, on December 4, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Rio Grande Parent”), the Company, Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“New Parent”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Parent (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent (“Parent Merger Sub”), and, solely for the purposes of the sections specified therein, Fifth Creek Energy Company, LLC (“Holdings”) and NGP Natural Resources XI, L.P.. Under the terms of the Merger Agreement, (a) Parent Merger Sub shall be merged with and into the Company, with the Company as the surviving entity in such merger and the Company becoming a direct wholly owned subsidiary of New Parent (the “Parent Merger”) and (b) concurrently with the consummation of the Parent Merger, Rio Grande Merger Sub shall be merged with and into Rio Grande Parent, with Rio Grande Parent as the surviving entity in such merger and becoming a wholly owned subsidiary of New Parent (the “Rio Grande Merger”, and together with the Parent Merger and the other transactions contemplated by the Merger Agreement, the “Transaction”)).

WHEREAS, in connection with the Transaction, the Company solicited, and has received, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated December 6, 2017 (the “Consent Solicitation Statement”), consents from Holders representing a majority in aggregate principal amount of the Outstanding Notes, to the amendments contemplated hereby;

WHEREAS, the Company and Guarantors, in the exercise of the powers and authority conferred upon and reserved to them, under the provisions of the Fourth Supplemental Indenture and pursuant to appropriate action of their respective Board of Directors, have fully resolved and determined to make, execute and deliver to the Trustee this Supplemental Indenture to the Fourth Supplemental Indenture in the form hereof for the purpose of amending the Fourth Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture by the Company and Guarantors have been authorized by Board Resolution;

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, a duly executed Officers’ Certificate and Opinion of Counsel, as contemplated by Section 12.02 of the Indenture, and the Company and the Guarantors have satisfied all other conditions required under Article 8 of the Indenture to enable the Company, Guarantors and the Trustee to enter into this Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Fourth Supplemental Indenture in certain respects in accordance with its terms, including Article 8 of the Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute this Supplemental Indenture.

NOW, THEREFORE, to comply with the provisions of the Fourth Supplemental Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:

ARTICLE I

Section 1.01 This Supplemental Indenture is the initial Supplemental Indenture to the Fourth Supplemental Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Fourth Supplemental Indenture for any and all purposes.

Section 1.02 This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee, provided that the amendments to the Fourth Supplemental Indenture in Article II hereof will not become operative until the Company pays the Consent Fees (as defined in the Consent Solicitation Statement) to the Paying Agent (as defined in the Consent Solicitation Statement) for the benefit of Holders who deliver valid and unrevoked Consents (as defined in the Consent Solicitation Statement) on or prior to the applicable Expiration Date (as defined in the Consent Solicitation Statement).

ARTICLE II

Section 2.01 The following definitions are hereby added to Section 2.01 of the Fourth Supplemental Indenture in proper alphabetical order:

“Fifth Creek Closing Date Mergers” means (i) the merger of Parent Merger Sub with and into the Company, with the Company as the surviving entity in such merger and the Company becoming a direct wholly owned subsidiary of New Parent and (ii) concurrently with the consummation of such merger, the merger of Rio Grande Merger Sub with and into Rio Grande Parent, with Rio Grande Parent as the surviving entity in such merger and becoming a wholly owned subsidiary of New Parent, in each case on the terms and subject to the conditions of the Fifth Creek Merger Agreement.

“Fifth Creek Closing Date Transactions” means (i) the Fifth Creek Closing Date Mergers, (ii) the other the transactions contemplated by the Fifth Creek Merger Agreement and (iii) subject to and conditioned upon the consummation of the Fifth Creek Closing Date Mergers, the contribution by New Parent of 100% of the equity interests of Rio Grande Parent to the Company, such that Rio Grande Parent becomes a direct subsidiary of the Company, and the subsidiaries of Rio Grande Parent become indirect subsidiaries of the Company.

“Fifth Creek Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 4, 2017, among Rio Grande Parent, the Company, New Parent, Rio Grande Merger Sub, Parent Merger Sub, and, solely for the purposes of sections specified therein, Holdings and the Fund, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Fund” means NGP Natural Resources XI, L.P.

“Holdings” means Fifth Creek Energy Company, LLC.

“New Parent” means Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“Parent Merger Sub” means Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent.

“Permitted Holders” means, at any time, (i) New Parent or (ii) any Person that becomes the direct or indirect parent of the Company or of New Parent, so long as at least 50.1% of the total ordinary voting power represented by the issued and outstanding Capital Stock of such Person is held, immediately after the transaction pursuant to which such Person becomes the parent of the Company or of New Parent, by Persons who immediately prior to such transaction were beneficial owners (directly or indirectly) of Capital Stock of the Company or of New Parent.

“Rio Grande Merger Sub” means Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Parent.

“Rio Grande Parent” means Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company.

Section 2.02 The definition of “Change of Control in Section 2.01 of the Fourth Supplemental Indenture is hereby amended and restated in its entirety as follows:

“Change of Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of this Supplemental Indenture), but excluding any such sale, lease, exchange or other transfer to (x) one or more Permitted Holders or (y) as part of a transaction in compliance with Article 5 (if, in the case of this clause (y), the owners of the Capital Stock of the Company immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest); (b) the approval by the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group, other than one or more Permitted Holders, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved. Notwithstanding anything to the contrary herein, the consummation of the Fifth Creek Closing Date Transactions shall not constitute a Change of Control hereunder.

Section 2.03 Section 4.03(b) is hereby amended and restated in its entirety to read as follows:

(b) In the event that any direct or indirect parent company of the Company, including New Parent, becomes a guarantor of the Notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that such financial statements are accompanied by consolidating financial information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Subsidiary Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

ARTICLE III

Section 3.01 Except as specifically modified herein, the Base Indenture, the Fourth Supplemental Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Base Indenture and the Fourth Supplemental Indenture.

Section 3.02 All agreements of the Company and the Guarantors in this Supplemental Indenture, the Base Indenture, the Fourth Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Paying Agent in this Supplemental Indenture and in the Base Indenture and the Fourth Supplemental Indenture shall bind their respective successors.

Section 3.03 THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.04 In case one or more of the provisions in this Supplemental Indenture, in the Base Indenture or the Fourth Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.05 The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Supplemental Indenture.

Section 3.06 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

BILL BARRETT CORPORATION, a Delaware corporation

By:	/s/ Kenneth A. Wonstolen
Name:	Kenneth A. Wonstolen
Title:	Senior Vice President – General Counsel and Secretary

GUARANTORS:

CIRCLE B LAND COMPANY LLC, a Colorado limited liability company

By:	/s/ Kenneth A. Wonstolen
Name:	Kenneth A. Wonstolen
Title:	Senior Vice President – General Counsel and Secretary

AURORA GATHERING, LLC, a Texas limited liability company

By:	/s/ Kenneth A. Wonstolen
Name:	Kenneth A. Wonstolen
Title:	Senior Vice President – General Counsel and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Debra A. Schwalb
Name:	Debra A. Schwalb
Title:	Vice President

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

Signature Page to Supplemental Indenture – 7.00% Senior Notes Due 2022